Exhibit 99.1

FOR IMMEDIATE RELEASE

April 9, 2014

FOR MORE INFORMATION CONTACT:

Edward J. Wehmer, President and CEO — Wintrust Financial Corporation, (847) 939-9000

David A. Dykstra, COO — Wintrust Financial Corporation, (847) 939-9000

Dennis Klaeser, Chief Financial Officer — Talmer Bancorp, Inc., (248) 649-2301

WINTRUST AND TALMER ANNOUNCE WISCONSIN BRANCH TRANSACTION

Talmer Bancorp, Inc. (Nasdaq: TLMR), and its subsidiary Talmer Bank and Trust (“Talmer”), has entered into an agreement sell its 11 branch offices in Wisconsin to Town Bank, a wholly owned bank subsidiary of Wintrust Financial Corporation (Nasdaq: WTFC).   Town bank will assume all of Talmer’s deposits in Wisconsin.  As of March 31, 2014, Talmer’s deposits in these markets were approximately $360 million.  Talmer will not sell any loans to Town Bank in the transaction.

The banking offices will continue to be staffed by the current employees and will operate normally through completion of the transaction.  Customers do not need to take any action in connection with the transaction.  The transaction is expected to be completed in the third quarter of 2014, subject to regulatory approval and other customary terms and conditions.

Edward J. Wehmer, President and Chief Executive Officer of Wintrust, said, “This transaction presents a great opportunity to expand our presence in southern Wisconsin.  These locations fill a gap between our Illinois branches and our Town Bank’s Milwaukee area branches.  Talmer has a great community bank franchise with a team of bankers that are committed to a high level of customer service.  We look forward to continuing to build upon that franchise and providing its customers with Wintrust’s full array of products and services.  We welcome Talmer’s employees and customers to the Wintrust family.”

David Provost, President and Chief Executive Officer of Talmer Bancorp, stated, “We have recently undertaken a strategic assessment of all our markets including an evaluation of the best opportunities to invest our capital resources and continue to execute our growth plans. This divestiture is in line with our long-term plans and allows us to focus on our core banking franchise.”

Mr. Provost continued, “We have been very pleased over the past several years with the Wisconsin operations acquired in an FDIC assisted transaction in November of 2010.  The employees there have been dedicated and have provided the highest level of customer service.  We are proud to have Town Bank as the purchaser, as it has a similar strong commitment to customer service and is excited to be able to expand their services in these communities.  Talmer will work closely and cooperatively with them over the coming months in order to ensure a smooth transition for all involved.”

About Talmer Bancorp, Inc.

Headquartered in Troy, Michigan, Talmer Bancorp, Inc. is the holding company for Talmer Bank and Trust and Talmer West Bank.  These banks, operating through branches and lending offices in Michigan, Ohio, Indiana and Illinois, offer a full suite of commercial and retail banking, mortgage banking, wealth management and trust services to small and medium-sized businesses and individuals.

About Wintrust Financial Corporation

Wintrust is a financial holding company with assets of approximately $18 billion whose common stock is traded on the NASDAQ Global Select Market.  Built on the “HAVE IT ALL” model, Wintrust offers sophisticated technology and resources of a large bank while focusing on providing service-based community banking to each and every customer.  Wintrust operates fifteen community bank subsidiaries with over 120 banking locations located in the greater Chicago and Milwaukee market areas. Additionally, the Company operates various non-bank business units including one of the largest commercial insurance premium finance companies operating in the United States and Canada, a company providing short-term accounts receivable financing and value-added out-sourced administrative services to the temporary staffing services industry, business unit engaging primarily in the origination and purchase of residential mortgages for sale into the secondary market throughout the United States, and companies providing wealth management services.

Forward-Looking Information

Some of the statements in this joint press release of Wintrust Financial Corporation and Talmer Bancorp, Inc. are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the expected timing, completion and other effects, including the transition of services, and the intent, belief or current expectations of the banks, regarding the proposed transaction.  These forward looking statements are subject to risks, uncertainties and other factors, such as the inability to obtain the requisite regulatory approvals for the proposed transaction and meet other closing terms and conditions, the reaction to the transaction of the banks’ customers, employees and counterparties or difficulties related to the transition of services, as well as additional risks and uncertainties contained in the “Risk Factors” and the forward-looking statement disclosure contained in each of Wintrust Financial Corporation’s and Talmer Bancorp, Inc.’s Annual Report on Form 10-K for the most recently ended fiscal year, any of which could cause actual results to differ materially from future results expressed or implied by those forward-looking statements.  All forward-looking statements speak only as of the date of this press release.  Neither Wintrust Financial Corporation nor Talmer Bancorp, Inc. undertakes any duty to update any forward-looking statement made herein.

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